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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     TPG Advisors II, Inc.
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   (Last)                           (First)             (Middle)

     201 Main Street, Suite 2420
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                                    (Street)

     Ft. Worth, TX 76102
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   (City)                           (State)              (Zip)

     Magellan Health Services, Inc. (MGL)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol



________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


     February 2000
________________________________________________________________________________
4.   Statement for Month/Year



________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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
Series A                                                                                         59,063         (I)    Through funds
Cumulative                                                                                                             managed by
Convertible                                                                                                            by Reporting
Preferred Stock                                                                                                        Person
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
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/98)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                  10.
                                                                                                        9.        Owner-
                                                                                                        Number    ship
                                                                                                        of        Form
              2.                                                                                        Deriv-    of
              Conver-                        5.                              7.                         ative     Deriv-   11.
              sion                           Number of                       Title and Amount           Secur-    ative    Nature
              or                             Derivative    6.                of Underlying     8.       ities     Secur-   of
              Exer-                 4.       Securities    Date              Securities        Price    Bene-     ity:     In-
              cise         3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
              Price        Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.            of           action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of      Deriv-       Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative    ative        (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security      Secur-       Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)    ity          Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Option        $21,000,000  2/17/    J(1)                   2/17/   8/17/2002 Series A  21,000  (3)      One       (I)     Through
              ($1,000 per  2000(1)                         2000      (2)     Cumulative                                   funds
                 share)                                                      Convertible                                  managed
                                                                             Preferred                                    by
                                                                             Stock                                        Reporting
                                                                                                                          Person
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====================================================================================================================================

Explanation of Responses:

(1) The Option was acquired on December 15, 1999 but did not become exercisable until February 17, 2000. On such date Magellan Health Services, Inc. obtained the approval of its stockholders, which was the last condition to the exercisability of the Option. (2) Under certain circumstances, the expiration date may be extended. (3) The Option was acquired from Magellan Health Services, Inc. on December 15, 1999 along with 59,063 shares of Series A Cumulative Convertible Preferred Stock for aggregate consideration of $59,063,000


By:/s/Richard A. Ekleberry                               March 10, 2000
---------------------------------------------            -----------------------
Name: Richard A. Ekleberry                               Date
Title: Vice President
**Signature of Reporting Person


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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